As filed with the Securities and Exchange Commission on November 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Stran & Company, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7311	04-3297200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Heritage Drive, Suite 600

Quincy, MA 02171

800-833-3309

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Shape

Chief Executive Officer

2 Heritage Drive, Suite 600

Quincy, MA 02171

617-501-7423

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Mitchell L. Lampert, Esq. Robinson & Cole LLP 1055 Washington Boulevard Stamford, CT 06901 (203) 462-7559

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-260109

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(8)
Units(3)(4)	$3,450,000	$319.82
Common Stock, par value $0.0001 per share, included in the units(5)	-	-
Warrants included in the units(5)	-	-
Common Stock, par value $0.0001 per share, underlying the warrants included in the units	$3,450,000	$319.82
Representative Warrants(6)(7)	-	-
Common Stock Underlying Representative Warrants(6)	$129,375	$11.99
TOTAL	$7,029,375	$651.62

(1)	Represents only the additional number of securities being registered. Does not include the securities that the registrant previously registered on a Registration Statement on Form S-1 (File No. 333-260109), which was declared effective by the Securities and Exchange Commission on November 8, 2021.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price per share equal to 125% of the unit offering price.

(4)	Includes shares of common stock and/or warrants to purchase shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option.

(5)	Included in the price of the units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(6)	The registrant has agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to three percent (3%) of the shares of common stock to be issued and sold in this offering (including any shares of common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers shares of common stock issuable upon the exercise of the representative’s warrants.

(7)	No fee required pursuant to Rule 457(g).

(8)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $35,146,875 on a Registration Statement on Form S-1 (File No. 333-260109), which was declared effective by the Securities and Exchange Commission on November 8, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $7,029,375 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares and/or warrants to purchase shares of common stock.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

This Registration Statement on Form S-1 is being filed with respect to the registration of additional securities of Stran & Company, Inc., a Nevada corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-260109), initially filed by the Registrant on October 7, 2021 and declared effective by the Securities and Exchange Commission on November 8, 2021 (the “Prior Registration Statement”).

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock, warrants to purchase shares of common stock, and representative’s warrants to purchase shares of common stock by 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement, including securities that may be sold upon exercise of the underwriters’ overallotment option, and the aggregate number of shares of common stock underlying the foregoing warrants, to be registered for sale.  The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The required opinions of counsel and related accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Sherman & Howard L.L.C.
5.2	Opinion of Bevilacqua PLLC
23.1	Consent of BF Borgers CPA PC
23.2	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
23.3	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
24.1	Power of Attorney (included on the signature page of the prior Registration Statement (File No. 333-260109), as filed with the Securities and Exchange Commission on October 7, 2021)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on November 8, 2021.

STRAN & COMPANY, INC.

By:	/s/ Andrew Shape
Andrew Shape Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Chief Executive Officer, President and Director	November 8, 2021
Andrew Shape	(principal executive officer)

*	Vice President of Finance and Administration	November 8, 2021
Christopher Rollins	(principal financial and accounting officer)

*	Executive Chairman	November 8, 2021
Andrew Stranberg

* By:	/s/ Andrew Shape
Andrew Shape
Attorney-In-Fact